UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission file number: 33-17274

                      Manhattan Beach Hotel Partners, L.P.
             (Exact name of registrant as specified in its charter)


 3 World Financial Center, 29th Floor, New York, NY 10285-2900, (212) 526-3237
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Limited Partnership Interests
            (Title of each class of securities covered by this Form)




  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule   12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(i)
        Rule   12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
        Rule   12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
        Rule   12g-4(a)(2)(ii)                    Rule 12h3(b)(2)(ii)
        Rule   15d-6

               Appropriate number of holders of record as of the
                       certification or notice date:   0
                                                     ------

      Pursuant to the requirements of the Securities Exchange Act of 1934, Manhattan Beach Hotel Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Manhattan Beach Hotel Partners, L.P.

Date:  January 29, 1998

                         By: MANHATTAN BEACH COMMERCIAL PROPERTIES III INC. General Partner


                         BY:  /s/ Jeffrey C. Carter
                              ---------------------
                              Jeffrey C. Carter
                              President, Director and
                              Chief Financial Officer